EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of Société des Produits Nestlé S.A. and Nestlé S.A. who are the only remaining reporting persons following this statement on Schedule 13D. Société des Produits Nestlé S.A. and Nestlé S.A. acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated April 24, 2020

NESTLE HEALTH SCIENCE US HOLDINGS, INC.

By:	/s/ James Pepin
Name: James Pepin
Title: Director and President

NIMCO US, INC.

By:	/s/ Dan Nugent
Name: Dan Nugent
Title: Chief Legal Officer and General Counsel

NESTLÉ S.A.

By:	/s/ Gregory Behar
Name: Gregory Behar
Title: Deputy Executive Vice President

NESTLÉ US HOLDCO, INC.

By:	/s/ Michael Prewitt
Name: Michael Prewitt
Title: Secretary

SOCIETE DES PRODUITS NESTLE S.A.

By:	/s/ Claudio Kuoni
Name: Claudio Kuoni
Title: Vice President